                                  UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

DIVISION OF
CORPORATION FINANCE

                Mail Stop 3561
                Via facsimile and U.S. mail

                                                 July 18, 2005
Barney A. Richmond, President
USAS Digital, Inc.
100 Village Square Crossing, Suite 202
Palm Beach Gardens, Florida 33410
Fax: 561-207-6299

              RE: USAS Digital, Inc
                  Registration Statement on Form 10-SB
                  File Number: 000-51424
                  Filed: July 8, 2005

Dear Mr. Richmond:

     We have completed a preliminary reading of your registration statement.
Disclosure indicates that on June 2, 2005, the registrant, a wholly-owned subsidiary of eCom eCom.com, Inc. ("eCom"), issued all of its share certificates to the shareholders of record of eCom in a "spin-off" transaction. Refer to disclosure on page 9 of Form 10-SB filed on July 8, 2005. In a letter of correspondence, please provide us with a substantive legal analysis describing your basis for effecting this issuance without the registration of such transaction under the federal securities laws. In the interim, promptly withdraw the Form 10-SB filed with us on July 8, 2005, You are advised that a Form 10-SB will become effective, by operation of law, 60 days after filing. Should your registration statement become effective in its present form, we would be required to consider what recommendation, if any, we should make to the
Commission. You may contact Jay Ingram at (202)551-3397 with any questions.

                                             Sincerely,

                                             /s/ for John Reynolds

                                             John Reynolds
                                             Assistant Director
                                             Office of Emerging Growth Companies